UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):     June 27, 2003

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code	(800) 326-5789

ITEM 5.  Other Events

Citing stronger than expected revenues from its Telecom Sector, HickoryTech Corporation (Nasdaq:HTCO) said today that it expects to report full year 2003 earnings per share to be between 66 cents and 70 cents. In guidance provided following the close of the first quarter, management estimated full year earnings per share in a range of 59 cents to 63 cents.

“Several factors are contributing to our increased estimates for the year,” said David Christensen, vice president and chief financial officer.  “We are seeing positive trends in more than one of our product lines, as well as in our expense and debt management.”

Christensen said Telecom results were improved by contributions from wireless roaming, network access and broadband services, which are led by robust growth in Digital Subscriber Line (DSL) customers.  In addition, management’s efforts to reduce costs and to bring its competitive services product line (Communications Services) to a positive operating cash flow are also contributing to improved profits for 2003.

Management expects earnings per share of 17 to 19 cents for the second quarter ending June 30, 2003, compared with a range of 14 to 17 cents in the company’s previously announced forecast.  HickoryTech reported earnings per share of 13 cents in the second quarter of fiscal 2002.

Management expects the second quarter of 2003 to have the highest net income from operations since the first quarter of 1999. Management now estimates second quarter net income between $2.3 and $2.6 million. In guidance provided following the close of the first quarter, management said that second quarter net income was estimated between $2.0 and $2.4 million.

Interest expense, which was $1.6 million in the first quarter, is now expected to fall to $1.5 million in the second quarter.  The interest reduction is due to reducing the debt balance from $149 million at the beginning of the second quarter to $146 million as of mid-June. Favorable interest rates impacted interest expense. These estimates also exceed guidance previously provided by management.

John Duffy, president and chief executive officer, said, “We are extremely pleased that we have been able to continue to build on the strength of our first quarter performance, in spite of continued softness in the business economy in which we serve.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Date:	June 27, 2003

HICKORY TECH CORPORATION

		By	/s/ John E. Duffy
John E. Duffy
Chief Executive Officer

		By	/s/ David A. Christensen
David A. Christensen
Chief Financial Officer